                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Fay's Incorporated
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                          Notice of
                                          Annual Meeting
                                          of Shareholders
                                          To Be Held
                                          On May 26, 1995
                                          -------------------------------------
                                          Proxy Statement


                                          [LOGO OF
                                           FAY'S INCORPORATED
                                           APPEARS HERE]

FAY'S INCORPORATED
7245 HENRY CLAY BOULEVARD
LIVERPOOL, NEW YORK 13088

- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 26, 1995

- --------------------------------------------------------------------------------

To the Shareholders of FAY'S INCORPORATED:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Fay's Incorporated, a New York corporation (the "Company"), will be held at the Syracuse Marriott, 6302 Carrier Parkway, Thruway Exit 35, East Syracuse, New York at 10:00 a.m., Friday, May 26, 1995, for the following purposes:

  1. To elect four Class I directors for a term of three years.

  2. To ratify the appointment by the Board of Directors of Deloitte & Touche LLP to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 27, 1996.

  3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only holders of record of the Company's Common Shares as of the close of business on April 7, 1995 are entitled to notice of and to vote at the Annual Meeting.

A Proxy Statement and form of proxy are furnished herewith.

Please sign and date the enclosed proxy and return it in the enclosed self-addressed, postage-paid envelope. Prompt response by shareholders will reduce the time and expense of solicitation. The proxy is revocable at any time before it is voted by delivery of a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                                          By Order of the Board of Directors

                                          WARREN D. WOLFSON
                                          Senior Vice President and Secretary

Liverpool, New York
April 26, 1995

FAY'S INCORPORATED/7245 HENRY CLAY BOULEVARD
LIVERPOOL, NEW YORK 13088

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 26, 1995

  This Proxy Statement is furnished to the shareholders of Fay's Incorporated (the "Company") in connection with the solicitation on behalf of the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held at 10:00 a.m. Friday, May 26, 1995 at the Syracuse Marriott, 6302 Carrier Parkway, Thruway Exit 35, East Syracuse, New York and any adjournment or adjournments thereof. The Proxy Statement and form of proxy are being mailed on or about April 26, 1995 to shareholders of record on April 7, 1995.

  The cost of soliciting proxies in the form enclosed will be borne by the Company. Proxies may be solicited by directors, officers and regular employees of the Company personally or by telephone, for which they will receive no additional compensation. The Company may reimburse brokers and others for reasonable expenses incurred by them in obtaining voting instructions from beneficial owners of Common Shares held of record by such brokers and other persons.

  Proxies in the form enclosed, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If proxies which are signed and returned do not specify a vote on any proposal, such proxies will be voted FOR the election of nominees for directors named herein, and FOR the ratification of the appointment by the Board of Directors of Deloitte & Touche to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 27, 1996. All proxies delivered pursuant to this solicitation are revocable at the option of the person issuing same at any time prior to the voting thereof. To accomplish revocation, written notice or a substitute proxy must be received by the Secretary prior to the date of the Meeting at the Company's executive office, 7245 Henry Clay Boulevard, Liverpool, New York 13088. Proxies may also be revoked by a vote cast in person at the Annual Meeting. Attendance at the Meeting will not, in itself, constitute revocation of the proxy.

  The Annual Report of the Company for the fiscal year ended January 28, 1995 is being sent to shareholders together with this Proxy Statement.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

  Only holders of record of the Company's $.10 par value common stock ("Common Shares") as of the close of business on April 7, 1995 are entitled to notice of and to vote at the Annual Meeting. On that date there were 20,532,752 Common Shares issued and outstanding, each share entitled to one vote.

  The election of each nominee for director requires a plurality of the votes cast. An affirmative vote of the majority of the votes cast is required for approval of all other matters submitted to the shareholders. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate and will have no effect on the outcome of the vote. A broker non-vote occurs when a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular proposal. Proxy ballots are received and tabulated by the Company's transfer agent and certified by the inspectors of election.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  To the knowledge of the Company, as of March 24, 1995, the following named persons beneficially owned more than 5 percent of the Company's issued and outstanding Common Shares.

                                    AMOUNT AND NATURE
         NAME AND ADDRESS             OF BENEFICIAL   PERCENT
         OF BENEFICIAL OWNER            OWNERSHIP     OF CLASS
         -------------------        ----------------- --------
         Henry A. Panasci, Jr.      5,655,168(a)(b)    27.5%
         7245 Henry Clay Boulevard
         Liverpool, New York 13088
         Estate of Henry Panasci     1,117,175(b)       5.4%
         3000 Howlett Hill Road
         Camillus, New York 13031

(a) Includes 1,117,175 shares held as co-executor under the Will of Henry Panasci being the same shares shown as beneficially owned by the Estate of Henry Panasci. Also includes 1,646,175 shares held as trustee in trust for the benefit of Mr. Panasci's children and sister, 54,691 shares held as trustee in trust for the benefit of an unrelated party and currently exercisable options to purchase 27,625 shares.

(b) Henry A. Panasci, Jr. possesses sole voting and sole investment power with respect to all shares indicated as beneficially owned, except for 1,117,175 shares beneficially owned by the Estate of Henry Panasci over which Mr. Panasci shares voting and investment power with David H. Panasci (an officer and director of the Company and Mr. Panasci's son) and Beth Leventhal (Mr. Panasci's daughter), and 54,691 shares held in trust as trustee for the benefit of an unrelated party over which Mr. Panasci shares voting and investment power.

SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information concerning Common Shares beneficially owned as of March 24, 1995 by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT
      NAME                                           OWNERSHIP (A)   OF CLASS
      ----                                         ----------------- --------
      Robert H. Altman                                   14,802(b)      .1%
      Robert J. Bennett                                   3,500         *
      Lee H. Flanagan                                     1,000         *
      Tarky Lombardi, Jr.                                25,939(c)      .1%
      Hyman M. Miller                                    99,046(d)      .5%
      Gale T. Mitchell                                   37,160         .2%
      Gary L. Moreau                                      4,000         *
      David H. Panasci                                1,495,884(e)     7.3%
      Henry A. Panasci, Jr.                           5,655,168(f)    27.5%
      James F. Poole, Jr.                                45,620         .2%
      Alair A. Townsend                                    500          *
      Warren D. Wolfson                                  49,935         .2%
      Directors and executive officers as a group     6,323,717(g)    30.5%

  * Less than .1% of the Common Shares outstanding
(a) The number of Common Shares shown in the table includes currently exercisable options to purchase: 35,682 shares held by Mr. Mitchell; 42,951 shares held by Mr. D. Panasci; 27,625 shares held by Mr. H. Panasci; 39,926 shares held by Mr. Poole; 30,689 shares held by Mr. Wolfson; 8,250 shares held by each of Messrs. Altman, Lombardi and Miller; and 3,000 shares held by each of Messrs. Bennett and Moreau.

(b) Includes 3,106 shares held in trust by Mr. Altman's wife for the benefit of their children. Mr. Altman disclaims any beneficial interest in such shares.

(c) Includes 6,113 shares owned by Mr. Lombardi's wife, 753 shares held in trust by Mr. Lombardi for the benefit of his children, and 3,541 shares held as trustee for the benefit of his mother under his father's Will. Mr. Lombardi disclaims any beneficial interest in the shares owned by his wife.

(d) Includes 58,714 shares owned by Mr. Miller's wife. Mr. Miller disclaims any beneficial interest in such shares.

(e) Includes 1,117,175 shares held as co-executor under the Will of Henry Panasci. Also includes 3,375 shares owned by Mr. Panasci's wife. Mr. Panasci disclaims any beneficial interest in such shares.

(f) Includes 1,117,175 shares held as co-executor under the Will of Henry Panasci. Also includes 1,646,175 shares held in trust for the benefit of Mr. Panasci's children and sister, and 54,691 shares held in trust for the benefit of an unrelated party.

(g) Includes currently exercisable options to purchase 215,623 shares and 1,117,175 shares beneficially owned by the Estate of Henry Panasci.

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

  The Certificate of Incorporation of the Company provides for a Board of Directors consisting of not less than 9 nor more than 18 members, the exact number to be determined prior to each Annual Meeting of Shareholders by a majority of the directors then in office. The Certificate of Incorporation also divides directors into three classes consisting of no less than three directors per class, with the number of members comprising each class as equal as possible to the number of members in each other class. The terms of office of each class expire at Annual Meetings of Shareholders in each of the succeeding three years.

  The Board of Directors has fixed the number of directors at 13, five members whose terms expire at the forthcoming Annual Meeting; three members whose terms expire in 1996; three members whose terms expire in 1997; and two vacancies. The vacancies which exist on the Board of Directors allow the Board to fill such vacancies between Annual Meetings of Shareholders. The term of office of any director elected by the Board to fill a vacancy expires on the date of the subsequent Annual Meeting of Shareholders. Proxies cannot be voted for a greater number of persons than the number of nominees named.

  At this Meeting, four Class I directors will be elected to serve until the 1998 Annual Meeting, or until their successors are duly elected and qualified. All nominees are presently members of the Board of Directors. Henry A. Panasci, Jr. was last elected as a director by shareholders at the Annual Meeting held on May 19, 1992. Robert J. Bennett was last elected as a director by shareholders at the Annual Meeting held on May 28, 1993. Lee H. Flanagan and Alair A. Townsend were elected directors by the Board of Directors on September 27, 1994, filling vacancies. John D. Burke, whose term expires upon the convening of the Annual Meeting, will retire from the Board of Directors at that time.

  The persons named in the proxy card as proxies intend to nominate and vote for the election of Robert J. Bennett, Lee H. Flanagan, Henry A. Panasci, Jr., and Alair A. Townsend as directors. Unless authority is withheld in the space provided on the enclosed proxy card, the proxy will be voted for such nominees. In the event that one or more of the nominees is unable to serve as a director by reason of any unforeseen circumstance, it is intended that the proxies solicited hereby will be voted for such other person or persons as may be nominated by the Board of Directors. Proxies may not be voted for the election to the Board of Directors of a greater number of persons than the number of nominees named.

                                     POSITIONS WITH COMPANY,
                                     BUSINESS EXPERIENCE, AND          DIRECTOR
 NAME                                  OTHER DIRECTORSHIPS         AGE  SINCE
- -------------------------------------------------------------------------------
                CLASS I--TO BE ELECTED FOR A TERM OF THREE YEARS
                         UNTIL THE 1998 ANNUAL MEETING

 Robert J. Bennett (a)(c)        Chairman of the Board,             53   1992
                                 President and Chief Executive
                                 Officer of ONBANCorp, Inc.,
                                 OnBank & Trust Co. and OnBank;
                                 Director of ONBANCorp, Inc.,
                                 OnBank & Trust Co. and OnBank.
 Lee H. Flanagan                 President of B.G. Sulzle, Inc.     27   1994
                                 (manufacturer of surgical
                                 needles)
 Henry A. Panasci, Jr. (d)       Chairman of the Board and Chief    66   1966
                                 Executive Officer of the
                                 Company; Director of Niagara
                                 Mohawk Power Corporation.
 Alair A. Townsend (a)           Vice President of Crain            53   1994
                                 Communications, Inc.; Publisher
                                 of Crain's New York Business;
                                 Director of American Stock
                                 Exchange, Inc.
               CLASS II--TERM EXPIRES AT THE 1996 ANNUAL MEETING

 Robert H. Altman (a) (b) (e)    Partner in the law firm of         50   1984
                                 Holtzmann, Wise & Shepard;
                                 former member of the law firm
                                 of Bangser, Klein & Rocca.
 Gary L. Moreau (a)              President and Chief Operating      40   1992
                                 Officer of Oneida Ltd. (a
                                 manufacturer and marketer of
                                 tableware and industrial wire
                                 products); Director of Oneida
                                 Ltd.; former President of the
                                 Oneida Silversmiths Division of
                                 Oneida Ltd.
 David H. Panasci (d)            President and Chief Operating      36   1984
                                 Officer of the Company; former
                                 Executive Vice President of the
                                 Company; former President of
                                 The Paper Cutter Division of
                                 the Company.
               CLASS III--TERM EXPIRES AT THE 1997 ANNUAL MEETING

 Tarky Lombardi, Jr. (b) (c) (e) Associate in the law firm of       65   1971
                                 Devorsetz, Stinziano, Gilberti,
                                 Heintz & Smith; Director and
                                 Treasurer of Syracuse Tank &
                                 Manufacturing Co., Inc.
                                 (manufacturer of tanks, pipes
                                 and culverts); former New York
                                 State Senator.
 Hyman M. Miller (b) (c)         Private investor; Trustee of       72   1967
                                 State of New York Power
                                 Authority; retired New York
                                 State Assemblyman; founder and
                                 former officer of The Miller
                                 Agency of New York, Inc.
 Warren D. Wolfson               Senior Vice President, General     46   1987
                                 Counsel and Secretary of the
                                 Company.

(a) Member of the Audit Committee.

(b) Member of the Compensation Committee.

(c) Member of the Nominating Committee.

(d) Henry A. Panasci, Jr. is the father of David H. Panasci, an officer and director of the Company.

(e) See "Compensation Committee Interlocks and Insider Participation" and "Certain Business Relationships" on page 13 of this Proxy Statement.

                        CORPORATE GOVERNANCE INFORMATION

  The Board of Directors of the Company held six regularly scheduled meetings during the fiscal year ended January 28, 1995. The Board of Directors has standing Executive, Audit, Compensation Nominating, Retirement Plan and Stock Option/Stock Purchase Plan Committees. Members of Audit, Compensation and Nominating Committees are identified in the table listing nominees for election of directors and directors whose terms continue.

  The Audit Committee held four meetings during the fiscal year ended January 28, 1995. The Audit Committee reviews the work and procedures of the Company's independent certified public accountants, Deloitte & Touche LLP; the recommendations of such accountants; the action taken or contemplated by Management on such recommendations; and the scope of the audit work performed by Deloitte & Touche LLP. The Audit Committee also reviews the work, policies and procedures of the Company's Internal Audit Department.

  The Compensation Committee held two meetings during the fiscal year ended January 28, 1995. The Compensation Committee is authorized to review and set the compensation (including salary and bonus) of officers of the Company. The Compensation Committee is also empowered to grant stock options to officers of the Company and to set exercise prices and dates of exercisability in respect thereof.

  The Nominating Committee held one meeting during the fiscal year ended January 28, 1995. The Nominating Committee nominates corporate officers and directors and proposes candidates to fill vacancies on the Board of Directors. The Nominating Committee does not have the authority to consider nominations to the Board of Directors made or recommended by shareholders. Such nominations are considered by the full Board of Directors.

  During the fiscal year ended January 28, 1995, no incumbent director attended fewer than 75 percent of the aggregate total number of meetings of the Board of Directors and the number of meetings of the committees of which the director was a member. All committees report the activities and actions taken by them to the Board of Directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following Summary Compensation Table shows, for the fiscal years ended January 30, 1993 (53 weeks), January 29, 1994 (52 weeks), and January 28, 1995 (52 weeks), compensation paid by the Company to the five highest compensated executive officers of the Company in all capacities in which they served.
                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM
                                                                         COMPENSATION(4)
                                                                         ---------------
                                                                           SECURITIES
                                             ANNUAL COMPENSATION           UNDERLYING
       NAME AND                 YEAR   ---------------------------------     OPTION          ALL OTHER
  PRINCIPAL POSITION           ENDED     SALARY($)  BONUS($) OTHER($)(3)  AWARDS(#)(4)   COMPENSATION($)(5)
- -----------------------       -------- -----------  -------- ----------- --------------- ------------------
Henry A. Panasci, Jr.         01/28/95   370,420     83,835         0        10,000            1,075
Chairman of the Board and     01/29/94   357,578     80,000         0        10,000            1,669
Chief Executive Officer (1)   01/30/93   350,730(2)  80,000         0         3,125            2,072

David H. Panasci              01/28/95   208,270     47,250    42,958        10,000            1,075
President and Chief           01/29/94   189,344     30,000     2,317        10,000            1,561
Operating Officer (1)         01/30/93   137,918(2)  30,000       909         3,125            1,309

Warren D. Wolfson             01/28/95   158,466     35,865         0        10,000            2,417
Senior Vice President,        01/29/94   152,963     35,000     6,955        10,000            2,834
General Counsel               01/30/93   149,884(2)  35,000         0         3,125            2,897
and Secretary

James F. Poole, Jr.           01/28/95   133,805     30,285         0        10,000            1,075
Vice President--Finance       01/29/94   128,097     25,000         0        10,000            1,094
and Chief Financial Officer   01/30/93   120,518(2)  25,000         0         3,125            1,158

Gale T. Mitchell              01/28/95   118,616     36,360         0        10,000            1,065
President-Wheels              01/29/94   109,406     30,000         0        10,000              956
Discount Auto Supply          01/30/93    98,325(2)  25,000         0         3,125            1,052

(1) Between August 7, 1992, and March 25, 1993, Henry A. Panasci, Jr. also served as the Company's President and Chief Operating Officer. Prior to July 24, 1992, David H. Panasci served as President-The Paper Cutter Division of the Company. Between July 24, 1992 and March 25, 1993 David H. Panasci served as the Company's Executive Vice President. On March 26, 1993, David H. Panasci was elected President and Chief Operating Officer of the Company.

(2) The fiscal year ended January 30, 1993 was comprised of 53 weeks, as compared to 52 weeks for the years ended January 29, 1994 and January 28, 1995. Had the fiscal year ended January 30, 1993 been comprised of 52 weeks, the salaries of Messrs. H. Panasci, D. Panasci, Wolfson, Poole, and Mitchell for such period would have been $344,076, $135,257, $147,038, $118,230, and $96,460 respectively.

(3) Amounts reported represent the dollar value of the difference between the price paid for the Company's Common Shares upon the exercise of stock options under the Company's 1982 Stock Option Plan and the fair market value of such Common Shares at the date of exercise.

(4) Other than stock options granted under the Company's 1982 Stock Option Plan, during the period covered, the Company did not make any awards or payouts of long-term compensation and does not maintain plans that make awards or payouts of restricted stock, stock appreciation rights or long-term incentive compensation. Amounts reported represent stock options granted pursuant to the Company's 1982 Stock Option Plan and have been adjusted to reflect a 5 for 4 stock split distributed on June 19, 1992.

(5) For the year ended January 28, 1995, includes (i) Company contributions to the Company's Profit Sharing Plan (Mr. H. Panasci $1,075; Mr. D. Panasci $1,075; Mr. Wolfson $1,075; Mr. Poole $1,075 and Mr. Mitchell $1,065) and
    (ii) the dollar value of split dollar life insurance premiums (Mr. Wolfson $1,342).

STOCK OPTIONS

  The following table contains information concerning the grant of stock options during the fiscal year ended January 28, 1995 under the Company's 1982 Stock Option Plan to the five highest compensated executive officers of the Company.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)



                                          INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                       --------------------------------------------------------       VALUE AT ASSUMED
                        NUMBER OF                                                   RATES OF STOCK PRICE
                       SECURITIES                                                     APPRECIATION FOR
                       UNDERLYING  PERCENT OF TOTAL OPTIONS EXERCISE                   OPTION TERM (3)
                         OPTIONS   GRANTED TO EMPLOYEES IN   PRICE   EXPIRATION     --------------------
NAME                   GRANTED (1)       FISCAL YEAR        ($/SH.)   DATE (2)      5%($)        10%($)
- ----                   ----------- ------------------------ -------- ----------     ------       -------
Henry A. Panasci, Jr.    10,000              2.3%             6.63    3/24/04       41,696       105,665
David H. Panasci         10,000              2.3%             6.63    3/24/04       41,696       105,665
Warren D. Wolfson        10,000              2.3%             6.63    3/24/04       41,696       105,665
James F. Poole, Jr.      10,000              2.3%             6.63    3/24/04       41,696       105,665
Gale T. Mitchell         10,000              2.3%             6.63    3/24/04       41,696       105,665

(1) During the last fiscal year, the Company did not grant any stock appreciation rights and does not maintain a plan under which stock appreciation rights may be granted. Options granted under the Company's 1982 Stock Option Plan (the "Plan") may be incentive stock options, meeting the requirements of Section 422 of the Internal Revenue Code, or non-qualified stock options. The Plan is administered by the Stock Option-Stock Purchase Plan Committee of the Board of Directors. Option grants to officers of the Company are made by the Compensation Committee of the Board of Directors. All other option grants are made by the Stock Option-Stock Purchase Plan Committee. Directors who are not employees of the Company are not eligible to participate in the Plan. The exercise price for Common Shares purchased pursuant to exercise of options granted under the Plan is determined by the Committee granting the option, except that the exercise price of incentive stock options must be at least equal to the fair market value of a Common Share on the date such option is granted. The exercise price may be paid in cash or in Common Shares valued at fair market value on the date of exercise. Each option granted under the Plan may be exercised only on the dates provided for under the terms of the option, but not later than 10 years after the date of grant. Each option is non-transferable during the lifetime of the optionee. In the event of any split-up, combination of shares, stock dividend, merger, consolidation or recapitalization, the number of Common Shares available for issuance and the number and option price of Common Shares subject to outstanding options are proportionately adjusted as determined by the Stock Option-Stock Purchase Plan Committee.

(2) The options become exercisable as follows: 20% on July 1, 1994; 20% on January 1, 1995; 20% on July 1, 1995; 20% on January 1, 1996; and 20% on
    July 1, 1996.

(3) Potential realizable value is based on an assumption that the price of the Company's Common Shares appreciate at 5% and 10% annually (compounded) from the date of grant until the end of the 10 year option term. These calculations are based on requirements promulgated by the Securities Exchange Commission and are not intended to forecast possible future appreciation of the stock price.

  The following table contains information with respect to the five highest compensated executive officers of the Company concerning the exercise of options during the fiscal year ended January 28, 1995 and unexercised options held as of the end of the fiscal year.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES (1)

                                                         NUMBER OF
                                                         SECURITIES       VALUE OF UNEXERCISED
                                                         UNDERLYING       IN-THE-MONEY OPTIONS
                                                   UNEXERCISED OPTIONS AT   AT  FISCAL YEAR-
                                                   FISCAL YEAR-END(#)(1)       END($)(2)
                                                   ---------------------- --------------------
                       SHARES ACQUIRED    VALUE         EXERCISABLE/          EXERCISABLE/
NAME                   ON EXERCISE(#)  REALIZED($)     UNEXERCISABLE         UNEXERCISABLE
- ----                   --------------- ----------- ---------------------- --------------------
Henry A. Panasci, Jr.           0             0         27,625/8,000            2,668/720
David H. Panasci            7,563        42,958         42,951/8,000           21,146,720
Warren D. Wolfson               0             0         30,689/8,000            3,740/720
James F. Poole, Jr.             0             0         39,926/8,000           15,217/720
Gale T. Mitchell                0             0         35,682/8,000            7,348/720

(1) During the last fiscal year, the Company did not grant any stock appreciation rights and does not maintain a plan under which stock appreciation rights may be granted.
(2) Value of unexercised options is (i) the fair market value of a Common Share at January 28, 1995 ($6.75 per share) less the exercise price times (ii) the number of Common Shares subject to options.

PENSION PLAN

  The Company maintains a defined benefit pension plan which covers substantially all full-time employees who have attained age 21 and have completed one year of service. Annual retirement benefits under the Plan are computed on a career average pay basis. The career average pay formula is the sum of a one-time past-service benefit and annual benefit accruals. The past-service benefit is calculated by multiplying 1 percent of a participant's 1980 earnings by the number of years the participant had been continuously employed by the Company prior to January 1, 1981, less the participant's initial year of service and any service prior to the participant attaining age 25. Annual benefit accruals are calculated by multiplying .75 percent of a participant's annual earnings, up to an amount equal to that year's "covered compensation," plus 1.25 percent of the participant's annual earnings in excess of covered compensation. Covered compensation is equal to the average of the Social Security wage base over the preceding 35 years. For 1994 such amount was $24,300. The maximum amount of compensation taken into account under the Plan for the year 1994 was limited by law to $150,000. The estimated annual benefits payable upon retirement at the normal retirement age of 65 for Messrs. H. Panasci, D. Panasci, Wolfson, Poole and Mitchell are $76,447, $62,445, $55,586, $55,626 and $46,347, respectively. Amounts shown are straight life annuity amounts, notwithstanding the availability of joint survivorship payment options.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with Messrs. D. Panasci, Wolfson, Poole, and Mitchell. The agreements provide that, in the event the employment of an executive officer is terminated by the Company without Cause or by the executive officer for Good Reason (as such terms are defined in the agreements), he will be entitled to severance compensation and the continuation of certain employee welfare benefits. In the event such termination occurs prior to a Change in Control (as defined in the agreements), the executive officer is entitled to receive severance compensation (paid in installments over one year) in an amount equal to the executive officer's base annual salary at the time of termination of employment, plus an amount equal to the greater of (i) the executive officer's most recent annual bonus award, or (ii) the executive officer's average annual bonus award for the two most recent years. In the event such termination occurs following a Change in Control, the executive officer is entitled to receive severance compensation (paid in installments over two years) in an amount equal to two times the executive officer's annual salary at the time of termination of employment, plus an amount equal to the greater of (i) two times the executive officer's most recent annual bonus award, or (ii) two times the executive officer's average annual bonus award for the three most recent years.

  The employment agreements also provide for the extension of employee welfare benefits for the period of one year in the event the executive officer's termination of employment occurs prior to a Change in Control and for a period of two years in the event such termination occurs following a Change in Control. Also, following a Change in Control, in the event employment of an executive officer is terminated by the Company without Cause or by the executive officer for Good Reason, he is entitled to receive, in a lump sum, an amount equal to the aggregate difference between the exercise prices of any options held by the executive officer to purchase shares of the Company's common stock and the Fair Market Value (as defined in the agreements) of such shares. The employment agreements further provide that termination of employment by an executive officer for Good Reason following a Change in Control will become effective no earlier than six months following a Change in Control. The employment agreements also restrict the use of the Company's confidential information and the ability of the executive officer to compete with the Company prior to a Change in Control. The terms of the agreements prohibit payment or distribution of any amount that would be non-deductible by the Company for Federal income tax purposes pursuant to Section 280G of the Internal Revenue Code.

  John A. Kogut resigned as an officer and director of the Company on January 23, 1995 under circumstances giving rise to the entitlement of severance compensation and continuation of certain benefits pursuant to the terms of his employment agreement dated October 11, 1993. In accordance with said employment agreement, Mr. Kogut shall receive the aggregate amount of $217,000 in equal weekly installments payable through February 15, 1996.

                           COMPENSATION OF DIRECTORS

  Directors who are Company employees do not receive any additional compensation for serving as directors. Directors who are not employees of the Company are paid directors' fees of $2,000 per quarter, $750 for each Board of Directors meeting attended and $500 for each committee meeting attended. The presiding chairperson of each committee receives $750 for each committee meeting attended. Pursuant to the Company's 1990 Stock Option Plan for Non-Employee Directors, each director who is not an employee of the Company is automatically granted an option to purchase 1,500 Common Shares on July 1 of each year at an exercise price equal to the fair market value of the Common Shares on the date of grant. Such options become exercisable in full on December 1 of the year in which the option is granted, and expire ten years from the date of grant. During the fiscal year ended January 28, 1995, each non-employee director was automatically granted an option to purchase 1,500 Common Shares at an exercise price of $6.69 per share.

  The Company's Retirement Plan for Non-Employee Directors provides retirement benefits to any director who has not been an employee of the Company at any time during the five year period immediately preceding the date of retirement. Under the Plan, an eligible director who retires from the Board of Directors following attainment of age 65, and who has served as a director for 10 or more years, is entitled to receive, during such director's lifetime, an annual retirement benefit equal to the annual retainer paid by the Company to non-employee members of the Board in effect on the date that the director retires from the Board (currently $8,000). Eligible directors who retire from the Board of Directors following attainment of age 60, having served at least five years on the Board, are entitled to receive a reduced retirement benefit until the earlier of (i) the death of the director, or (ii) the number of years such director served on the Board.


           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  Decisions regarding compensation for executive officers of the Company are the responsibility of the Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee is a non-employee director of the Company. The Committee sets annual salaries and bonuses for each executive officer. In addition, pursuant to the Company's 1982 Stock Option Plan, the

Committee is empowered to grant stock options to executive officers and to set exercise prices and dates of exercisability in respect thereof. The Committee is also responsible for recommending to the Board of Directors incentive compensation and benefit programs for executive officers that achieve the Company's long-term objectives.

  Set forth below is a report of the Committee addressing the Committee's compensation policies for executive officers and the Committee's bases for the compensation reported during the Company's last fiscal year for the Company's Chief Executive Officer, Henry A. Panasci, Jr.

COMPENSATION POLICIES FOR EXECUTIVE OFFICERS

 Philosophy

  The Committee's compensation policies for executive officers are designed to provide competitive levels of compensation that are materially linked to the operating performance of the Company while recognizing individual initiative and achievement and providing incentives to encourage maximum short and long-term financial results for the benefit of the Company's shareholders.

 Annual Base Salaries

  When setting annual base salaries for executive officers, the Committee gives recognition to the fact that the Company's ability to attract, retain and motivate qualified individuals depends on the payment of salaries competitive with those paid by comparable companies for similar positions. Accordingly, the Committee retains the Hay Management Group, a compensation consulting firm, for the purpose of evaluating the compensation levels of each of the executive offices and providing the Committee with nationwide, industry and regional compensation surveys for comparably rated positions.

  The Committee has adopted a policy that grants an annual cost of living increase to the base salary of each executive officer. Increases in base salary in excess of a cost-of-living increase (not associated with adjustments made in connection with competitive pay practices) are also granted following years when both corporate and individual performance have met or exceeded expected results, in order to preserve internal pay equity or in connection with a significant change in an executive officer's responsibilities. The criteria used to measure corporate and individual performance for base salary increases include the growth in after-tax earnings per share; the rate of return on shareholders' equity; targeted versus actual operating profits; targeted versus actual revenue growth; the increase in the market value of the Company's stock; and industry peer group comparisons involving price/earnings ratios, price/book value ratios, and operating profits as a percentage of sales. In addition, the Committee takes into account the financial performance of the Company's four operating divisions when considering base salary increases for the heads of each of the divisions. Personal performance criteria considered by the Committee include each executive officer's: contribution to overall corporate performance; effectiveness in budget management; performance in assigned special projects; managerial ability; the quality of management development programs; and participation in industry, public and civic affairs. The performance criteria are evaluated by the Committee with no fixed or specific mathematical weighting applied to each element of performance.

 Bonuses

  The Committee regards payment of annual bonuses to executive officers as instrumental to the achievement of the Committee's objective of linking executive compensation to corporate and individual performance. On March 25, 1994, at the recommendation of the Committee, the Company's Board of Directors adopted the Fay's Incorporated Key Management Incentive Plan (the "Incentive Plan"), effective as of January 30, 1994. The Incentive Plan bases bonus awards to executive officers on achievement of targeted levels of sales and earnings. The Committee believes that these factors, over time, are the key contributors to the creation of shareholder value.

  Under the terms of the Incentive Plan, the Committee establishes, by March 30 of each fiscal year, targeted levels of sales and earnings for such fiscal year. Targeted sales are established by the Committee taking into account sales from comparable stores only. Targeted earnings are established by the Committee on a pre-tax basis, exclusive of extraordinary items, unusual items, deductions for retirement plan contributions and deductions for bonus compensation. The executive officers named in the Summary Compensation Table can earn a sales bonus amounting to 7.5% of their annual base salary should actual sales equal 100% of targeted sales and an earnings bonus amounting to 17.5% of their annual base salary should actual earnings equal 100% of targeted earnings. However, both sales bonuses and earnings bonuses are reduced in the event either actual sales fall short of targeted sales or actual earnings fall short of targeted earnings. No sales or earnings bonus is paid in the event that either actual sales are less than 95% of targeted sales or actual earnings are less than 90% of targeted earnings. Executive officers can earn additional bonuses up to a maximum of 75% of annual base salary should both actual sales and actual earnings exceed target sales and targeted earnings by 10%. In addition to sales and earnings bonuses, the Incentive Plan authorizes the Committee to grant discretionary bonuses to executive officers named in the Summary Compensation Table, not to exceed 5% of the executive officer's annual base salary. The criteria used in the award of discretionary bonuses is the same criteria used when measuring corporate and individual performance for purposes of granting annual base salary increases. Sales and earnings bonuses awarded to the presidents of the Company's divisions are determined based 70% on the sales and earnings performance of their respective divisions and 30% on the sales and earnings performance of the Company. The Incentive Plan also limits the amount of bonuses payable under the Incentive Plan when aggregated with bonuses payable under any other incentive bonus plans maintained by the Company.

 Stock Options

  Grants of stock options to executive officers under the Company's 1982 Stock Option Plan are designed to promote the identity of the long-term interests between the Company's executives and its shareholders and assist in the retention of executive officers. The Company does not maintain plans under which stock appreciation rights or restricted stock can be awarded.

  It is the policy of the Committee not to grant stock options to executive officers at exercise prices less than the market value of a share of Common Stock on the date of grant. Generally, the stock options are exercisable in 20% increments every six months following the date of grant and expire ten years from the date of grant. The primary consideration of the Committee in determining the number of shares subject to each option grant is corporate performance. The criteria used to measure corporate performance is the same criteria that was used by the Committee when granting annual base salary increases. The Committee intends to continue the Company's policy of granting equal option grants to executive officers based on an overall assessment of corporate performance.

  On March 22, 1995, the Compensation Committee granted to Henry A. Panasci, Jr. and the other four executive officers serving on the Company's senior management committee options to purchase 10,000 Common Shares at an exercise price equal to the fair market value of such Common Shares on the date of grant ($6.56 per share).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  On March 22, 1995, the Compensation Committee awarded to Henry A. Panasci, Jr. a salary increase of 6% effective March 26, 1995. Mr. Panasci's salary increase took into account the increase in the cost of living, competitive pay practices (as disclosed in the Hay Management Group compensation surveys) and the performance criteria outlined above. A portion of Mr. Panasci's salary increase was intended to reduce the gap in the base salary being received by Mr. Panasci compared to chief executive officers of other retail businesses of comparable size. Also reflected in such increase were performance related factors that included the improvement in the Company's earnings, the growth in comparable store sales and his role in managing the significant store growth that occurred in fiscal 1995. Under the terms of the Company's Key Management Incentive Plan, the Committee granted to Mr. Panasci a bonus equal to 22.5% of his annual base salary, or $83,835, in respect of the fiscal year ended January 28, 1995. The bonus so granted was based on achievement of 100% of targeted sales and 99% of targeted earnings, after adjustment of the original sales and earnings targets for unusual competitive factors that impacted the sales and earnings of the Company's Paper Cutter Division and the impact on earnings related to the integration of the 30 National Auto Stores acquired by the Company in June 1994. In light of these adjustments, no discretionary bonus was granted Mr. Panasci, although corporate and individual performance criteria may have warranted the granting of such a bonus.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162 (M)

  The Omnibus Budget and Reconciliation Act of 1993 resulted in the addition of
Section 162(m) to the Internal Revenue Code. Beginning in 1994, Section 162(m) limits the federal income tax deduction to $1,000,000 per year for compensation paid to a company's chief executive officer and to its four other most highly compensated executive officers, unless such compensation meets the technical definition of "performance based compensation," as set forth in the Code. The Committee, when considering compensation levels and compensation programs, considers all relevant factors, including tax deductions that may result from such compensation or programs. Compensation paid to the Company's chief executive officer and to each of its four other most highly compensated executive officers has never exceeded $1,000,000, and in 1995 is not expected to exceed $1,000,000. Accordingly, at this time the Committee has not recommended that any special action be taken or any of the Company's plans or programs be revised to ensure the deductibility of compensation pursuant to the provisions of Section 162(m).

                                          Submitted by the Compensation
                                          Committee of the Board of Directors

                                           Hyman M. Miller, Chairman
                                           Robert H. Altman
                                           John D. Burke
                                           Tarky Lombardi, Jr.

                               PERFORMANCE GRAPH
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                   FOR THE FIVE YEARS ENDED JANUARY 28, 1995
                      AND THE PERIOD ENDED MARCH 31, 1995


                              [GRAPH APPEARS HERE]


                        1/90     1/91     1/92     1/93     1/94     1/95     3/95
                        ----     ----     ----     ----     ----     ----     ----
Fay's Incorporated      100      118      126      117      117      112      132
Media General Index     100      103      126      133      158      150      160
Composite Peer Group    100      123      155      161      160      201      206

  The graph above assumes a $100 investment on January 31, 1990, and reinvestment of all dividends in the Company's Common Shares, the Media General Index and a composite peer group consisting of the following companies: Arbor Drugs, Inc., Big B, Inc., Drug Emporium, Inc. Eckerd Corp., Genovese Drug Stores, Inc., Longs Drug Stores, Inc., Medicine Shoppe International, Inc., Revco D.C., Inc., Rite Aid Corp., Vitalink Pharmacy Services, and Walgreen Company. The Media General Index is comprised of historical financial data of approximately 7,000 companies traded on major stock exchanges throughout the five year period.

                         CERTAIN BUSINESS RELATIONSHIPS

  During the fiscal year ended January 28, 1995, the law firm of which Robert
H. Altman is a member rendered legal services to the Company. During the fiscal year ended January 28, 1995, the law firm of which Tarky Lombardi, Jr. is a member rendered legal services to the Company.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Robert H. Altman, a member of the Compensation Committee of the Board of Directors, served as the Company's General Counsel and Secretary between 1976 and 1980. During the fiscal year ended January 28, 1995, the law firm of which Mr. Altman is a member rendered legal services to the Company. During the fiscal year ended January 28, 1995 the law firm of which Mr. Lombardi is a member rendered legal services to the Company.

                                  PROPOSAL 2.
                            INDEPENDENT ACCOUNTANTS

  The Board of Directors has engaged the firm of Deloitte & Touche LLP, independent certified public accountants, to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 27, 1996. Deloitte & Touche LLP has served as independent auditors of the Company for many years, and is considered by Management of the Company to be well-qualified. The Board of Directors requests that the engagement of Deloitte & Touche LLP be ratified by the shareholders.

  The Company has been informed that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be available to respond to appropriate questions from shareholders in attendance and will be able to make a statement to the Meeting if such representative desires.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of a majority of the Common Shares of the Company voting in person or by proxy is required for approval of this Proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE HOLDERS OF COMMON SHARES VOTE FOR APPROVAL OF THE FOREGOING PROPOSAL.

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  The Company believes that for the fiscal year ended January 28, 1995, its officers and directors complied with all filing requirements under Section 16(a) of The Securities Exchange Act of 1934, except that Tarky Lombardi, Jr. failed to timely report on Form 4 the purchase of 47 Common Shares purchased through the Company's Dividend Reinvestment and Stock Purchase Plan that was due by January 10, 1995. Said purchase was reported by Mr. Lombardi on Form 5 on March 14, 1995.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

  Any shareholder who desires to submit a proposal to be presented for vote of shareholders at the Company's 1996 Annual Meeting must submit the proposal in writing in time to be received by the Secretary of the Company at the Company's principal office by December 22, 1995 for inclusion in the Company's 1996 Proxy Statement and form of proxy relating to the Meeting. To be eligible for inclusion in the Company's 1996 Proxy Statement, the proposal must conform to the requirements of Regulation 14A promulgated under the Securities Exchange Act of 1934. Any shareholder who desires to make a nomination for director to be elected at the 1996 Annual Meeting must submit the nomination in writing to be received by the Secretary of the Company at the Company's principal office by December 22, 1995. Any nominations received by that date will be referred to and considered by the Board of Directors.

                                 OTHER MATTERS

  The foregoing is the only business of which Management is aware will be presented for action at the forthcoming Annual Meeting. If any other matters properly come before the Meeting, the accompanying proxy confers discretionary authority with respect to those matters, and the persons named in the accompanying proxy intend to vote that proxy to that extent in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          WARREN D. WOLFSON
                                          Senior Vice President and Secretary

Dated: April 26, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY                       FAY'S INCORPORATED                         PROXY
             7245 Henry Clay Boulevard, Liverpool, New York 13088

        The undersigned hereby appoints Robert H. Altman and Hyman M. Miller as Proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all the Common Shares of Fay's Incorporated held of record by the undersigned on April 7, 1995 at the Annual Meeting of Shareholders to be held on May 26, 1995 or any adjournment(s) thereof.

1.      ELECTION OF FOUR DIRECTORS
        [_] FOR  All nominees listed below for the term set forth in the Proxy
            Statement (except as marked to the contrary below)

        [_] WITHHOLD AUTHORITY
            to vote for all nominees listed below

        INSTRUCTIONS: To withhold authority to vote for any individual nominees, strike a line through the nominee's name listed below.

ROBERT J. BENNETT   LEE H. FLANAGAN    HENRY A. PANASCI, JR.   ALAIR A. TOWNSEND

2. PROPOSAL to approve the appointment of Deloitte & Touche to audit the financial statements of the Company and its subsidiaries for the fiscal year ending January 27, 1996.

        [_] FOR         [_] AGAINST         [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.


                  (continued and to be signed on other side)

                          (continued from other side)


        This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted for all proposals.

                                Dated: ______________________________, 1995

                                ___________________________________________
                                               Signature

                                ___________________________________________
                                        Signature If Held Jointly

                                Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.